Exhibit 10.1

Execution Version

SPONSOR SUPPORT AGREEMENT

August 24, 2022

GSR II Meteora Acquisition Corp

4 Village Row

New Hope, Pennsylvania 18938

and

BT Assets, Inc.

Brandon Mintz, President & CEO

2870 Peachtree Rd #327

Atlanta, Georgia, 30305

Ladies and Gentlemen:

Reference is made to that certain Transaction Agreement, dated as of the date hereof (as it may be amended, restated or otherwise modified from time to time, the “Transaction Agreement”) by and among GSR II Meteora Acquisition Corp, a Delaware corporation (“PubCo”), GSR II Meteora Sponsor LLC, a Delaware limited liability company (“Sponsor”, and together with PubCo, “GSR Entities”), and BT Assets, Inc. a Delaware corporation (“BT Assets”). This sponsor support agreement (this “Sponsor Agreement”) is being entered into and delivered by the GSR Entities and BT Assets in connection with the transactions contemplated by the Transaction Agreement. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Transaction Agreement.

In consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, PubCo, Sponsor and BT Assets agree that:

1. Incentive Issuances; Forfeited Sponsor Shares. In connection with the Transaction Agreement, at BT Assets’ sole discretion after reasonable consultation with PubCo, PubCo will issue up to an additional 4,740,000 shares of newly issued PubCo Class A Common Stock (such 4,740,000 shares of PubCo Class A Common Stock, the “Potential Issuances”), in the aggregate, to Persons who are entering into written agreements with PubCo or the Company to (i) invest in the PIPE Subscriptions, (ii) provide an Equity Line, (iii) agree to not redeem any PubCo Common Stock beneficially owned by such Person or its Affiliates pursuant to the PubCo Governing Documents in connection with the transactions contemplated in the Transaction Agreement or (iv) provide debt financing (such issuances, “Incentive Issuances”). Any Incentive Issuances shall be subject to and conditioned upon the occurrence of the Closing. Sponsor shall irrevocably surrender to PubCo a number of its shares of PubCo Class B Common Stock equal to one-third (1/3) of the shares issued as Incentive Issuances up to an aggregate number of 1,580,000 shares of PubCo Class B Common Stock for cancellation by PubCo (such forfeited and cancelled shares “Forfeited Sponsor Shares”). If Potential Issuances minus Incentive Issuances is greater than 0, then, at BT Assets’ sole discretion, PubCo may use a number of shares equal to two-thirds (2/3) of such difference for (x) the Incentive Equity Plan and/or (y) the Phantom Equity Non-Cash Consideration, a portion of the BitAccess Payment Amount in accordance with the Transaction Agreement and the equity portion of the BT Transaction Bonus Payments (which shares may be subject to the Incentive Equity Plan). The GSR Entities and BT Assets shall use commercially reasonable efforts to structure any Incentive Issuances and Forfeited Sponsor Shares in a tax-efficient manner.

2. Conversion of Vesting Sponsor Shares.

(a) A number of PubCo Class B Common Stock held by Sponsor equal to (a) 1,580,000 less (b) the number of Forfeited Sponsor Shares shall be converted at the Closing, on a one-to-one basis, into PubCo Class E Common Stock (such shares “Vesting Sponsor Shares”), with (x) one-third (1/3) of such Vesting Sponsor Shares being converted into shares of PubCo Class E-1 Common Stock, (y) one-third (1/3) of such Vesting Sponsor Shares being converted into shares of PubCo Class E-2 Common Stock and (z) one-third (1/3) of such Vesting Sponsor Shares being converted into shares of PubCo Class E-3 Common Stock. The Vesting Sponsor Shares shall be subject to conversion or forfeiture and cancellation as follows:

(i) if at any time during the First Earn-Out Period, the First Milestone is achieved, then each share of the PubCo Class E-1 Common Stock held by Sponsor (“First Tranche”) shall automatically and immediately be converted into one (1) share of PubCo Class A Common Stock after the occurrence of the First Milestone;

(ii) if at any time during the First Earn-Out Period, the Second Milestone is achieved, then each share of the PubCo Class E-2 Common Stock held by Sponsor (“Second Tranche”) shall automatically and immediately be converted into one (1) share of PubCo Class A Common Stock after the occurrence of the Second Milestone;

(iii) if at any time during the Second Earn-Out Period, the Third Milestone is achieved, then each share of the PubCo Class E-3 Common Stock held by Sponsor (“Third Tranche”) shall automatically and immediately be converted into one (1) share of PubCo Class A Common Stock after the occurrence of the Third Milestone.

(b) Any First Tranche or Second Tranche of Vesting Sponsor Shares that are not converted to shares of Class A Common Stock as set forth in this Section 2 shall be automatically and immediately forfeited and cancelled upon the date of the expiration of the First Earn-Out Period. Any Third Tranche of Vesting Sponsor Shares that are not converted to shares of Class A Common Stock as set forth in this Section 2 shall be automatically and immediately forfeited and cancelled upon the date of the expiration of the Second Earn-Out Period.

(c) Upon a Change of Control during the Earn-Out Period, each PubCo Class E Common Stock held by Sponsor shall automatically and immediately be converted into one (1) share of PubCo Class A Common Stock prior to the consummation of such Change of Control as follows:

(i) If the per share price of PubCo Class A Common Stock payable in connection with such Change of Control is less than $12.00, then each share of PubCo Class E Common Stock held by Sponsor shall be cancelled with no consideration or conversion into shares of PubCo Class A Common Stock and upon such cancellation each such share of PubCo Class E Common Stock shall be of no further force and effect.

(ii) If the per share price of PubCo Class A Common Stock payable in connection with such Change of Control is at or higher than $12.00 and lower than $14.00, then each share of PubCo Class E-1 Common Stock held by Sponsor shall automatically and immediately be converted into one (1) share of PubCo Class A Common Stock and each share of PubCo Class E-2 Common Stock and PubCo Class E-3 Common Stock held by Sponsor shall be cancelled with no consideration or conversion into shares of PubCo Class A Common Stock and upon such cancellation each such share of PubCo Class E-2 Common Stock and PubCo Class E-3 Common Stock shall be of no further force and effect.

(iii) If the per share price of PubCo Class A Common Stock payable in connection with such Change of Control is at or higher than $14.00 and lower than $16.00, then each share of PubCo Class E-1 Common Stock and PubCo Class E-2 Common Stock held by Sponsor shall automatically and immediately be converted into one (1) share of PubCo Class A Common Stock and each share of PubCo Class E-3 Common Stock held by Sponsor shall be cancelled with no consideration or conversion into shares of PubCo Class A Common Stock and upon such cancellation each such share of PubCo Class E-3 Common Stock shall be of no further force and effect.

(iv) If the per share price of PubCo Class A Common Stock payable in connection with such Change of Control is at or higher than $16.00, then each PubCo Class E Common Stock held by Sponsor shall automatically and immediately be converted into one (1) share of PubCo Class A Common Stock.

(d) For the avoidance of doubt, in the event of a Change of Control, including where the consideration payable is other than a specified price per share, for purposes of determining whether any shares of PubCo Class E Common Stock convert to shares of PubCo Class A Common Stock or are cancelled in accordance with this Section 2, the per share price of PubCo Class A Common Stock payable in connection with such Change of Control will be calculated on a basis that takes into account the number of shares of PubCo Class E Common Stock that will convert in connection with the Change of Control. That is, the ultimate price per share payable to all shares of PubCo Class A Common Stock will be the same price per share used to calculate the number of shares of PubCo Class E Common Stock that convert into shares of PubCo Class A Common Stock.

(e) If the PubCo Earn-Out Units convert into BT OpCo Common Units, then the applicable shares of PubCo Class E Common Stock shall automatically and immediately be converted into shares of PubCo Class A Common Stock.

3. Waiver of Anti-dilution Protection. Sponsor hereby, automatically and without any further action by Sponsor or PubCo, irrevocably (a) waives any adjustment to the conversion ratio set forth in the PubCo Governing Documents and any rights to other anti-dilution protections pursuant to the PubCo Governing Documents or otherwise, and (b) agrees not to assert or perfect any rights to adjustment or other anti-dilution protections, in each case, with respect to the rate that all of the PubCo Class B Common Stock held by Sponsor convert into Class A Common Stock or Class E Common Stock of PubCo in connection with the PIPE Subscription and the transactions contemplated by the Transaction Agreement.

4. New Shares. If, between the date of this Sponsor Agreement and the Closing, (a) any PubCo Common Stock, PubCo Warrants, PubCo Rights or other equity interests of PubCo are issued to Sponsor or the outstanding shares of PubCo Common Stock, PubCo Warrants or PubCo Rights owned by Sponsor shall have been changed into a different number of shares or a different class, by reason of any dividend, subdivision, reclassification, recapitalization, split, combination or exchange, or any similar event, (b) Sponsor purchases or otherwise acquires beneficial ownership of any PubCo Common Stock, PubCo Warrants, PubCo Rights or other equity interests of PubCo or (c) Sponsor acquires the right to vote or share in the voting of any PubCo Common Stock, PubCo Warrants, PubCo Rights or other equity interests of PubCo (such PubCo Common Stock, PubCo Warrants, PubCo Rights or other equity interests of PubCo issued or acquired by Sponsor pursuant to the foregoing clauses (a), (b) or (c), collectively “New Securities”), then such New Securities acquired or purchased by Sponsor shall be subject to the terms of this Sponsor Agreement to the same extent as if they constituted Sponsor Securities (as defined below) as of the date hereof, and the number of shares of PubCo Common Stock to be terminated, forfeited, surrendered and cancelled pursuant to this Sponsor Agreement, will be equitably adjusted to reflect such change; provided, however, that nothing in this Section 4 shall be construed to permit PubCo to take any action with respect to its securities that is prohibited by the terms and conditions of the Transaction Agreement.

5. No Transfer; Lock-Up.

(a) During the period commencing on the date hereof and ending on the earliest of (a) the consummation of the Closing, (b) the termination of the Transaction Agreement in accordance with its terms, and (c) the liquidation of PubCo (for clarity, any transaction contemplated by the Transaction Agreement shall not be considered a liquidation) Sponsor shall not, directly or indirectly, (i) sell, offer to sell, contract or agree to sell, hypothecate, pledge, grant any option to purchase or otherwise dispose of or agree to dispose of, file (or participate in the filing of) a registration statement with the SEC (other than the Proxy Statement/Registration Statement) or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Exchange Act, with respect to any PubCo Common Stock, PubCo Warrants, PubCo Rights or other equity interests of PubCo owned by Sponsor, (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any shares of PubCo Common Stock, PubCo Warrants, PubCo Rights or other equity interests of PubCo owned by Sponsor or (iii) announce any intention to effect any transaction specified in clause (i) or (ii) (clauses (i) and (ii), a “Transfer”). During the period commencing on the date hereof and ending on the earliest of (a) the consummation of the Closing, (b) the termination of the Transaction Agreement in accordance with its terms, and (c) the liquidation of PubCo, Sponsor agrees not to, directly or indirectly, deposit any of the Sponsor Securities in a voting trust, enter into a voting trust or subject any of the Sponsor Securities to any arrangement with respect to the voting of such Sponsor Securities other than this Sponsor Agreement. Any transfer or attempted transfer of Sponsor Securities in violation of this Section 5 shall be, to the fullest extent permitted by applicable Law, null and void ab initio. Notwithstanding the foregoing, Sponsor may elect to Transfer up to 3,000 shares of PubCo Class B Common Stock to PubCo for cancellation by PubCo in connection with the issuance of up to the same number of shares of PubCo Class A Common Stock by PubCo to a consultant engaged by PubCo.

(b) Subject to Section 5(c) and except as otherwise determined by the board of directors of PubCo (“Board”), Sponsor shall not Transfer any of its shares of PubCo Common Stock (“Lock-Up Shares”) during the period commencing at the Closing through the date the Company issues its fourth quarterly earnings release that occurs at least 60 days after the Closing Date (the “Lock-Up Period”); provided that, (i) 25% of the Lock-Up Shares of Sponsor shall be released upon PubCo issuing its first quarterly earnings release that occurs at least 60 days after the Closing, (ii) an additional 25% of the Lock-Up Shares of Sponsor shall be released upon PubCo issuing its second quarterly earnings release that occurs at least 60 days after the Closing and (iii) a further 25% of the Lock-Up Shares of Sponsor and shall be released upon PubCo issuing its third quarterly earnings release that occurs at least 60 days after the Closing (the foregoing restrictions, the “Lock-Up”). Any waiver of the restrictions set forth in this Section 5(b) shall require the approval of a majority of the directors of the Board, and any such waiver must apply to an equal proportionate share of the Lock-Up Shares held by each of Sponsor and, in accordance with the Transaction Agreement, BT Assets at the time of such waiver.

(c) Notwithstanding the provisions set forth in Section 5(b), each of Sponsor and its Permitted Transferees shall be permitted to Transfer their Lock-Up Shares during the Lock-Up Period (i) to any Affiliates of Sponsor; (ii) in the case of an individual, by gift to a member of the individual’s immediate family or to a trust, the beneficiary of which is a member of the individual’s immediate family or an affiliate of such person; (iii) by gift to a charitable organization; (iv) in the case of an individual, by virtue of laws of descent and distribution upon death of the individual; (v) in the case of an individual, pursuant to a qualified domestic relations order, (vi) in connection with any bona fide mortgage, encumbrance or pledge to a financial institution in connection with any bona fide loan or debt transaction or enforcement thereunder; (vii) to PubCo (provided that any Transfers to PubCo are pro rata as between Sponsor and BT Assets, except as otherwise approved by the Board (including at least one (1) BT Designated Director and one (1) GSR Designated Director)); or (viii) in connection with a liquidation, merger, stock exchange, reorganization, tender offer approved by the Board or a duly authorized committee thereof or other similar transaction which results in all of PubCo’s stockholders having the right to exchange their shares of PubCo Common Stock for cash, securities or other property subsequent to the Closing Date (each such transferee in clauses (i) – (vii) collectively, a “Permitted Transferee”); provided, however, that in the case of clauses (i) through (v) these Permitted Transferees must enter into a written agreement with the Company agreeing to be bound by the terms of this Sponsor Agreement; provided, further, that any such Transfer shall not relive the Sponsor of its obligations under this Sponsor Agreement. Any Transfer in violation of this Section 5 shall be null and void.

(d) Notwithstanding anything contained herein to the contrary, the Lock-Up Period shall expire, and Sponsor and its Permitted Transferees, shall be entitled to Transfer all of their respective Lock-Up Shares, immediately upon the date on which PubCo completes a liquidation, merger, capital stock exchange, reorganization or other similar transaction that results in all of PubCo’s stockholders having the right to exchange their shares of PubCo Common Stock for cash, securities or other property.

6. Representations and Warranties. Sponsor hereby represents and warrants to the Company as follows:

(a) Sponsor owns free and clear of all Liens (other than transfer restrictions under applicable securities Laws) 7,906,250 shares of PubCo Class B Common Stock, and 12,233,750 PubCo Private Placement Warrants (the “Sponsor Securities”). Sponsor has, and will have at all times during the term of this Sponsor Agreement, the sole voting power with respect to the Sponsor Securities. The Sponsor Securities are the only equity securities in PubCo owned of record or beneficially by Sponsor on the date of this Sponsor Agreement, and none of the Sponsor Securities are subject to any proxy, voting trust or other agreement or arrangement with respect to the voting of the Sponsor Securities, except as provided hereunder. Other than the 12,233,750 PubCo Private Placement Warrants owned by Sponsor, and except as contemplated by the immediately preceding sentence, Sponsor does not hold or own any rights to acquire (directly or indirectly) any equity interests of PubCo or any equity securities convertible into, or which can be exchanged for, equity securities of PubCo.

(b) Sponsor has been duly formed and is validly existing as a limited liability company and in good standing under the Laws of its jurisdiction of formation, and has the requisite power and authority to own, lease or operate all of its properties and assets and to conduct its business as it is now being conducted. Sponsor has all requisite power and authority to execute and deliver this Sponsor Agreement and to consummate the transactions contemplated hereby and to perform all of its obligations hereunder. The execution and delivery of this Sponsor Agreement have been, and the consummation of the transactions contemplated hereby has been, duly authorized by all requisite action by Sponsor. This Sponsor Agreement has been duly and validly executed and delivered by Sponsor and, assuming this Sponsor Agreement has been duly authorized, executed and delivered by the other parties hereto, this Sponsor Agreement constitutes, and upon its execution will constitute, a legal, valid and binding obligation of Sponsor enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency and other similar Laws affecting the enforceability of creditors’ rights generally, general equitable principles and the discretion of courts in granting equitable remedies.

(c) There are no Actions pending against Sponsor, or to the knowledge of Sponsor threatened against Sponsor, by or before (or, in the case of threatened Actions, that would be before) any arbitrator or any Governmental Authority, that would reasonably be expected to challenge or seek to enjoin, alter or materially delay the performance by Sponsor of its obligations under this Support Agreement.

(d) The execution and delivery of this Sponsor Agreement by Sponsor does not, and the performance by Sponsor of its obligations hereunder will not, (i) conflict with or result in a violation of the organizational documents of Sponsor or (ii) require any consent or approval that has not been given or other action that has not been taken by any Person (including under any Contract binding upon Sponsor or the Sponsor Securities), in each case, to the extent such consent, approval or other action would reasonably be expected to prevent, enjoin or materially delay the performance by Sponsor of its obligations under this Sponsor Agreement.

(e) Except as described on Section 5.20 of the PubCo Disclosure Letter, no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by the Transaction Agreement based upon arrangements made by Sponsor, for which PubCo or any of its Affiliates may become liable.

(f) Sponsor understands and acknowledges that each of PubCo and BT Assets is entering into the Transaction Agreement in reliance upon Sponsor’s execution and delivery of this Sponsor Agreement.

7. No Redemptions; Voting Agreements. Unless the Transaction Agreement is terminated in accordance with its terms, Sponsor hereby unconditionally and irrevocably agrees to:

(a) at the PubCo Stockholders’ Meeting (including any adjournment thereof or any other stockholder or warrantholder meeting of PubCo at which any of the Transaction Proposals are to be voted on), to be present in person or by proxy and vote, or cause to be voted at such meeting, all Sponsor Securities entitled to vote thereon in favor of the Transaction Proposals;

(b) at the PubCo Stockholders’ Meeting (including any adjournment thereof or any other stockholder or warrantholder meeting of PubCo at which any of the Transaction Proposals are to be voted on), to be present in person or by proxy and vote, or cause to be voted at such meeting, all Sponsor Securities entitled to vote thereon against (i) any Business Combination Proposal other than with the Company, its stockholders and their respective affiliates and representatives; (ii) any merger, consolidation, combination, sale of substantial assets, reorganization, recapitalization, dissolution, liquidation or winding up of PubCo; (iii) any change in the business, management or Board of Directors of PubCo; and (iv) any other action, proposal or agreement that would be reasonably expected to (1) impede, frustrate, nullify, interfere with, delay, postpone or adversely affect the Transaction Proposals or any of the other transactions contemplated by the Transaction Agreement, in each case, other than the proposal to adjourn the PubCo Stockholders’ Meeting, if necessary, to permit further solicitation of proxies because there are not sufficient votes to approve and adopt the other Transaction Proposals, (2) result in a breach of any covenant, representation or warranty or other obligation or agreement of PubCo or

Sponsor under the Transaction Agreement, (3) result in a breach of any covenant, representation or warranty or other obligation or agreement of Sponsor contained in this Sponsor Agreement, (4) result in any of the conditions set forth in Article IX of the Transaction Agreement not being fulfilled or (5) change in any manner the dividend policy or capitalization of, including the voting rights of any class of capital stock of, PubCo; and

(c) at any applicable annual or special meeting of PubCo or action taken by written consent in lieu thereof prior to the Closing, vote or consent to, or cause to be voted or consented to, at such meeting (or written consent in lieu thereof), all Sponsor Securities entitled to vote thereon for such actions as are necessary to cause the election of members of the Board of Directors of PubCo as contemplated by Section 7.9 of the Transaction Agreement.

8. No Responsibility for PubCo Related Parties. Notwithstanding anything in this Sponsor Agreement to the contrary, (a) Sponsor shall not be responsible for the actions of PubCo or the Board (or any committee thereof), any Subsidiary of PubCo, or any officers, directors, employees or professional advisors of any of the foregoing (collectively, the “PubCo Related Parties”), (b) Sponsor makes no representations or warranties with respect to the actions of any of the PubCo Related Parties, and (c) any breach by PubCo of its obligations under the Transaction Agreement shall not, for the avoidance of doubt, be considered a breach of this Sponsor Agreement.

9. Further Assurances. Sponsor hereby irrevocably and unconditionally agrees not to commence or participate in, and to take all actions necessary to opt out of any class action with respect to, any action or claim, derivative or otherwise, against the BT Assets, PubCo or any of their respective Affiliates, successors and assigns relating to the negotiation, execution or delivery of this Sponsor Agreement, the Transaction Agreement or the consummation of the transactions contemplated hereby and thereby.

10. No Inconsistent Agreement. Sponsor hereby represents and covenants that Sponsor has not entered into, and shall not enter into, any agreement that would restrict, limit or interfere with the performance of Sponsor’s obligations hereunder.

11. Miscellaneous. Sections 11.2 through 11.8, inclusive, and Sections 11.10 through 11.16(b), inclusive, of the Transaction Agreement are incorporated by reference herein and shall apply hereto mutatis mutandis. This Sponsor Agreement shall terminate, and have no further force and effect, upon the earlier of (i) the consummation of the Closing and (ii) the termination of the Transaction Agreement in accordance with its terms prior to the Closing.

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Please indicate your agreement to the terms of this Sponsor Agreement by signing where indicated below.

GSR II METEORA SPONSOR, LLC

By:	/s/ Gus Garcia
Name:	Gus Garcia
Title:	Co-Chief Executive Officer

Signature Page to Sponsor Agreement

Accepted and Agreed:

GSR II METEORA ACQUISITION CORP

By:	/s/ Gus Garcia
Name:	Gus Garcia
Title:	Co-Chief Executive Officer

Signature Page to Sponsor Agreement

BT ASSETS, INC.

By:	/s/ Brandon Mintz
Name:	Brandon Mintz
Title:	Chief Executive Officer

Signature Page to Sponsor Agreement